UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2013

BioPower Operations Corporation

(Exact name of registrant as specified in its charter)

Nevada	27-4460232
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

1000 Corporate Drive, Suite 200, Fort Lauderdale, Florida 33334

(Address of principal executive offices)

Issuer’s telephone number, including area code: +1 954 202 6660

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 2, 2013, BioPower Operations Corporation’s, wholly-owned subsidiary, BioPower Corporation (“BioPower or the Company”), entered into agreements for the first stage of a project to develop a castor plantation and milling operation in the Republic of Paraguay with offshore entities (aka “Ambrosia and “Developer”) for the testing and development of a project with up to $10,000,000 in financing upon certification of the castor yield effective. Under the terms of the Testing Services Agreement, the Developer will provide the land, pay costs for the testing and pay BioPower a monthly $45,000 project management fee and reimbursement of expenses during the test period for subcontractors on the ground in Paraguay. BioPower will provide project management testing services through the testing phase for up to 12 months until the successful certification of the yield from growing castor is proven, subject to material and adverse events. Once Ambrosia approves the project, then under the Castor Master Farm Management Services Agreement, the $10,000,000 to be invested from Ambrosia will go towards the development and operations of the first stage of the castor plantation and the building of the mill and its operations. BioPower will earn 6% of the net income for ten years or (not and) have an option to become a 20% owner of the project. BioPower began the initial test phase in Paraguay and has earned over $150,000 in project management fees to date. The first stage of the project, encompasses approximately 1681 hectares or 4,154 acres of land.

The foregoing description of the Testing Services Agreement and Castor Master Farm Management Services Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Testing Services Agreement filed herewith as Exhibit 2.1, and Castor Master Farm Management Services Agreement, Exhibit 2.2 which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Testing Services Agreement, dated as of July 2, 2013, among BioPower Corporation and Ambrosia Agra Holdings Ltd.

2.2	Castor Master Farm Management Services Agreement, dated as of July 2, 2013, among BioPower Corporation and Ambrosia Agra Holdings Ltd. and Ambrosia Agro S.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BioPower Operations Corporation

By:	/s/ Robert D. Kohn
Robert D. Kohn,
Chief Executive Officer

Date: July 9, 2013